                                       TELE-LAWYER, INC.



                                       FINANCIAL
                                       STATEMENTS



                                       YEARS ENDED
                                       APRIL 30, 2000
                                       AND  1999







                                       Piercy, Bowler,
                                       Taylor & Kern
                                       Certified Public Accountants
                                       & Business Advisors
                                       A Professional Corporation

Tele-Lawyer, Inc.
April 30, 2000 & 1999

                             CONTENTS


                                                           Page
Independent auditors' report                                 1
Financial statements:
Balance sheets                                               2
Statements of operations                                     3
Statements of stockholders' equity                           4
Statements of cash flows                                     5
Notes to the financial statements                          6 - 7

Piercy, Bowler,
Taylor & Kern
Certified Public Accountants & Business Advisors
                                              Telephone: (702) 384-1120
                                                    Fax: (702) 870-2424

                      INDEPENDENT AUDITOR'S REPORT

Shareholders and Board of Directors
Tele-Lawyer, Inc.
Las Vegas, Nevada

We have audited the accompanying balance sheets of Tele-Lawyer, Inc. as of April 30, 2000 and 1999 and the related statements of operations, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinions.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Tele-Lawyer, Inc. as of April 30, 2000 and 1999 and the results of its operations and cash flows for the year then ended, in conformity with generally accepted accounting principles.

/S/ Piercy, Bowler, Taylor & Kern

September 11, 2000




6100 Elton Avenue        Suite 1000           Las Vegas, Nevada 89107

TELE-LAWYER, INC.
BALANCE SHEETS
APRIL 30, 2000 AND 1999
-----------------------------------------------------------------------

                                                 2000       1999
                                              --------    -------
ASSETS
Current Assets
Cash and cash equivalents                   $1,041,138     $8,213

Accounts receivable                              4,371
                                            ----------     ------
                                             1,045,509      8,213


Property and equipment, net of
accumulated depreciation of $38,704
in 2000 and 1999                                 3,394
                                            ----------     ------
                                            $1,048,903     $8,213


LIABILITIES AND STOCKHOLDERS' EQUITY


Current liabilities
Accounts payable                               $54,585
                                            ----------

Stockholders' equity

Common stock,$0.001 par and no par,
25,000,000 and 100,000 shares authorized,
5,341,666 and 1,000 shares issued and
outstanding                                      5,342   $400,000

Additional paid-in capital                   1,419,657

Accumulated deficit                           (430,681)  (391,787)
                                            ----------     ------
                                               994,318      8,213
                                            ----------     ------

                                            $1,048,903     $8,213





See Notes to Financial Statements                               2

TELE-LAWYER, INC.
STATEMENTS OF OPERATIONS
YEARS ENDED APRIL 30, 2000 AND  1999

-----------------------------------------------------------------------

                                                 2000       1999
                                              --------    -------
Revenues

Legal support services                        $204,720   $128,684
                                            ----------     ------

Operating costs and expenses

Legal support services                          63,796     50,598

Software research and development costs         51,696        355

Selling, general, and administrative           137,983    113,945
                                            ----------     ------
                                               253,475    164,898
                                            ----------     ------

Loss from operations                           (48,755)   (36,214)

Other income

Interest                                         8,462        644

Rentals                                          1,400
                                            ----------     ------
Net loss                                     $ (38,893) $ (35,570)
                                            ----------     ------





See notes to financial statements                              3

TELE-LAWYER, INC.
STATEMENTS OF STOCKHOLDERS' EQUITY
YEARS ENDED APRIL 30, 2000 AND  1999



                     Change in
                     number of
                     shares issued   Common     Additional
                     and out-       Stock Par    Paid-in    Retained
                     standing        Value       Capital    Earnings
                    ----------      ---------   ----------  --------


Balance,
Saturday,
May 01, 1999            1,000	      $            $400,000   $391,788

Stock split of
5,000 to 1          4,999,000         5,000        (5,000)

Net loss                                                     (38,894)

Sale of common
Shares                341,666           342     1,024,657

                    ----------      ---------   ----------  --------

Balance, Sunday,
April 30, 2000      5,341,666        $5,342    $1,419,657   $352,894
                    ----------      ---------   ----------  --------

Balance, Friday,
May 01, 1998            1,000        $           $400,000  $(356,218)

Net income (loss)                                            (35,570)

Balance, Saturday,
May 01, 1999            1,000	       $           $400,000  $(391,788)






See notes to financial statements                               4

TELE-LAWYER, INC.
STATEMENTS OF CASH FLOWS
YEARS ENDED APRIL 30, 2000 AND  1999

-----------------------------------------------------------------------

                                                 2000       1999
                                              --------    -------
Operating activities

Net cash provided by (used in)
operating activities                       $    11,321   $(38,879)
                                            ----------   ---------

Investing activities

Purchase of property and equipment              (3,395)
                                            ----------   ---------
Financing activities

Sale of common stock                         1,024,999
                                            ----------   ---------

Net increase (decrease) in cash and
cash equivalents                             1,032,925    (38,879)

Cash and cash equivalents,
beginning of year                                8,213     47,092
                                            ----------   ---------

Cash and cash equivalents,
end of year                                 $1,041,138   $  8,213
                                            ----------   ---------

Reconciliation of net loss to net
cash provided by (used in)
operating activities

Net income (loss)                           $  (38,893)  $(35,570)

Increase in operating (assets)
liabilities

  Accounts receivable                           (4,371)

  Accounts payable                              54,585

  Other operating liabilities                              (3,309)
                                            ----------   ---------

Net cash provided by (used in)
operating activities                        $   11,321   $(38,879)





See notes to financial statements                               5

TELE-LAWYER, INC.
NOTES TO FINANCIAL STATEMENTS
YEARS ENDED APRIL 30, 2000 AND 1999
-----------------------------------------------------------------------

1.   Nature of operations and background information:

Business activities. Tele-Lawyer, Inc., a Nevada corporation, (the Company) is in the business of arranging for the provision of legal advice and information to consumers of legal services through licensed attorneys. Other legal support services that the Company offers include continuing professional education for attorneys and specialized telephone conferencing services for professionals, associations and the general public. The Company is in the process of further expanding its legal support services and geographic coverage to create a more comprehensive nationwide hub for access to these services.

Concentrations. Because the Company generates substantial revenue from relatively few contracts with certain associations, a decline in the size or number of these arrangements could adversely affect future operations. For the most recent operating period presented, one association accounted for approximately 74% of the Company's revenues.
This contract expires in December 2000.   The renewal of the contract
and certain other terms are currently being negotiated. For the prior operating period, four other customers accounted for approximately the same percentage of the Company's revenues.

2.   Summary of significant accounting policies:

Use of estimates. Timely preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts, some of which may require revision in future periods.

Cash equivalents.   Cash equivalents consist of  federally insured
money market instruments with initial maturities of three months or less.

Property and equipment. Property and equipment are stated at cost. Depreciation is computed using the straight-line and declining balance methods over the estimated useful lives of the assets (generally two to ten years).

Revenue recognition.   Legal support services revenue  is recognized as
the services are provided. Revenue from service contracts is recognized ratably over the contract term. Customer charges for service customization are generally recognized when the services are completed.

Advertising expenses. Advertising (totaling $5,100 and $9,290 for the most recent and prior year) is expensed as incurred and is also included in selling, general and administrative expenses.

Software research and development costs. Costs incurred in creating computer software are expensed when incurred until technological feasibility has been established for the product. Thereafter, costs are capitalized and amortized over the remaining expected economic life of the product.

Stock compensation. The Company accounts for stock- based employee compensation using the intrinsic value method described in Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to
Employees.

3.   Equity:

Common stock.   In March 2000,  pursuant to Rule 506 of Regulation D of
the Securities Act of 1933, the Company sold a total of 341,666 shares of its common stock at $3 per share to two investors. The Company is considering additional private placements to fund expansion plans, however, there is no assurance that such funding or the expansion of services will occur.

Negotiations with a partnering company. The Company is in the process of reacquiring the rights to offer its legal support services in certain midwestern states from a partnering company. Negotiations are ongoing, and management believes that they will result in the issuance of 100,000 shares or more, and / or warrants to purchase such shares, of the Company's common stock.

Stock options, employment and consultancy agreements.   In December
1999, the Company adopted an incentive stock option plan. The plan authorizes the Company to issue options totaling up to 15% of the
outstanding shares of the Company, not to exceed  2,500,000.   As of
the most recent balance sheet date presented, options to purchase 325,000 common shares at $1 per share have been issued and 91,666 have vested with an additional 116,667 vesting on both June 15, 2000 and December 15, 2000. The options expire on the earlier of three years from the date of issuance or three months following termination of employment or the business relationship. The estimated fair value of the Company's common stock on the grant dates approximated the exercise price. Accordingly, no compensation is recorded for these grants under the intrinsic or fair value method, and no proforma information is required for employee compensation under the alternative fair value method.

Subsequent to the most recent balance sheet date, the Company entered into employment or consultancy agreements with certain individuals for unspecified periods. The agreements may be terminated by the Company at any time without cause. Some require a nominal severance payment. The agreements, among other things, provide for

TELE-LAWYER, INC.
NOTES TO FINANCIAL STATEMENTS
YEARS ENDED APRIL 30, 2000 AND  1999
-----------------------------------------------------------------------

base and incentive cash compensation and for the issuance of additional options to purchase 448,748 common shares at exercise prices equal to the most recent sales price of the Company's stock at or from the date of the grant. 46,917 of the options are exercisable beginning June 2000, and additional options are exercisable beginning in December 2000 (146,750), June 2001 (146,750), and June 2002 (108,333). Under these agreements, the base annual cash compensation for these individuals total $649,000 plus approximately $150,000 payable in common stock of the Company for the year ending April 30, 2001. Incentive cash compensation for 2001 is generally limited to 5% of earnings before interest, depreciation and taxes (EBITDA), provided that EBITDA is at least $2,400,000.

4.  Income taxes:

The Company's effective tax rate differs from the federal statutory rate due to a 100% valuation allowance provided for any tax benefits that may result from net operating losses incurred, because of uncertainty regarding realizability.

As of the most recent balance sheet date presented, the Company has available unused operating loss carryforwards expiring as follows:

Expiring in

2004                            $291,370

2017                              41,878

2019                              37,624

2020                              38,893
                                --------
                                $409,765
                                --------

5.   Lease commitment:

The Company has an operating lease commitment for office facilities expiring in May 2001. Rent expense for the most recent and prior operating periods presented was approximately $21,000 and $3,000. Future minimum lease payments total $154,000 ($138,000 for the year ending April 30, 2001).

                            Tele-Lawyer, Inc.
                             Balance Sheets
                   January 31, 2000 and April 30, 2000

 =================================================================
                                          (unaudited)
                                           31-Jan-01    30-Apr-00
                                          -----------   ----------

ASSETS

Current Assets

Cash and cash equivalents                   169,652     1,041,138

Accounts receivable                          10,000         4,371
                                          -----------   ----------
                                            179,652     1,045,509

Property and equipment,
net of accumulated depreciation              87,033         3,394
                                          -----------   ----------
                                            266,685     1,048,903
                                          ===========   ==========

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities

Accounts payable                             50,044        54,585

Stockholders' equity

Common stock, $0.001 par and no par,
25,000,000 shares authorized, 5,366,666
and 5,341,666 shares issued and
outstanding                                   5,417         5,342

Additional paid-in capital                1,494,582     1,419,657

Accumulated deficit                      (1,283,358)     (430,681)
                                          -----------   ----------
                                            216,641       994,318
                                          -----------   ----------
                                            266,685     1,048,903
                                          ===========   ==========

                          Tele-Lawyer, Inc.
                 Quarterly Statements of Operations
         for the Nine Months Ended January 31, 2001 and 2000

 ========================================================================

                                      (unaudited)         (unaudited)
                                   Nine Months Ended   Nine Months Ended
                                       31-Jan-01           31-Jan-00
                                   -----------------   -----------------
Revenues
Legal support services                       389,892              78,618
                                   -----------------   -----------------

Operating costs and expenses
Legal support services                       122,820              20,688
Software research and
  development costs                          559,052               7,961
Selling, general, and
  Administrative                             583,994              33,473
                                   -----------------   -----------------

                                           1,265,866              62,122
                                   -----------------   -----------------

Gain (Loss) from operations                 (875,974)             16,496

Other income
Interest                                      21,697                 290
                                   -----------------   -----------------
                                               1,600
                                   -----------------   -----------------
Net Gain (Loss)                             (852,677)             16,786
                                   =================   =================

                              Tele-Lawyer, Inc.
                          Statement of Cash Flows
                      Nine Months Ended January 31, 2001

                                 Nine Months Ended        Nine Months Ended
                                 January 31, 2001         January 31, 2000
                                 ---------------          ---------------

Operating activities

Net cash provided by (used in)
  operating activities           $     (862,847)          $        16,786
                                 ---------------          ---------------

Investing activities

Purchase of property
  and equipment                         (83,639)                  (3,572)
                                 ---------------          ---------------


Financing activities

Sale of common stock                      75,000
                                 ---------------

Net increase (decrease) in
  cash and cash equivalents            (871,486)                   13,214

Cash and cash equivalents,
  April 30, 2000                       1,041,138                    8,213
                                 ---------------          ---------------

Cash and cash equivalents,
  January 31, 2001                       169,652                   21,427
                                 ===============          ===============


Reconciliation of net loss to net cash provided by (used in)operating activities

Net income (loss)                $     (852,677)          $        16,786

Increase in operating
  (assets) liabilities

    Accounts receivable                  (5,629)

    Accounts payable                     (4,541)
                                 ---------------

Net cash provided by
  (used in) operating
  activities                           (862,847)                   16,786
                                 ===============          ===============

TELE-LAWYER, INC.
NOTES TO FINANCIAL STATEMENTS
THREE QUARTERS ENDED JANUARY 31, 2001
-----------------------------------------------------------------------

1.   Nature of operations and background information:

Business activities. Tele-Lawyer, Inc., a Nevada corporation, (the Company) is in the business of arranging for the provision of legal advice and information to consumers of legal services through licensed
attorneys.     Other legal support services that the Company offers
include continuing professional education for attorneys and specialized telephone conferencing services for professionals, associations and the general public. The Company is in the process of further expanding its legal support services and geographic coverage to create a more comprehensive nationwide hub for access to these services.

Concentrations. Because the Company generates substantial revenue from relatively few contracts with certain associations, a decline in the size or number of these arrangements could adversely affect future operations.

2.   Summary of significant accounting policies:

Use of estimates. Timely preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts, some of which may require revision in future periods.

Cash equivalents.   Cash equivalents consist of federally insured money
market instruments with initial maturities of three months or less.

Property and equipment. Property and equipment are stated at cost. Depreciation is computed using the straight-line and declining balance methods over the estimated useful lives of the assets (generally two to ten years).

Revenue recognition.   Legal support services revenue is recognized as
the services are provided. Revenue from service contracts is recognized ratably over the contract term. Customer charges for service customization are generally recognized when the services are completed.

Advertising expenses. Advertising is expensed as incurred and is included in selling, general and administrative expenses.

Software research and development costs. Costs incurred in creating computer software are expensed when incurred until technological feasibility has been established for the product. Thereafter, costs are capitalized and amortized over the remaining expected economic life of the product.

Stock compensation. The Company accounts for stock-based employee compensation using the intrinsic value method described in Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to
Employees.

3.   Equity:

Common stock.   In March 2000 and January 2001, pursuant to Rule 506 of
Regulation D of the Securities Act of 1933, the Company sold a total of 341,666 and 25,000 shares, respectively of its common stock at $3 per share. The Company is considering additional private placements to fund expansion plans, however, there is no assurance that such funding or the expansion of services will occur.

Stock options, employment and consultancy agreements.   In December
1999, the Company adopted an incentive stock option plan. The plan authorizes the Company to issue options totaling up to 15% of the
outstanding shares of the Company, not to exceed 2,500,000.   As of the
most recent balance sheet date presented, options to purchase 325,000 common shares at $1 per share have been issued and have fully vested. The options expire on the earlier of three years from the date of issuance or three months following termination of employment or the business relationship. The estimated fair value of the Company's common stock on the grant dates approximated the exercise price. Accordingly, no compensation is recorded for these grants under the intrinsic or fair value method, and no proforma information is required for employee compensation under the alternative fair value method.

The Company has entered into employment or consultancy agreements with certain individuals for unspecified periods.

TELE-LAWYER, INC.
NOTES TO FINANCIAL STATEMENTS
THREE QUARTERS ENDED JANUARY 31, 2001
-----------------------------------------------------------------------

The agreements may be terminated by the Company at any time without cause. Some require a nominal severance payment. As of the most recent balance sheet date presented, the agreements, among other things, provide for base and incentive cash compensation and for the issuance of options to purchase 386,000 common shares at exercise prices equal to the most recent sales price of the Company's stock at or from the date of the grant. 118,666 of the options are exercisable. Under these agreements, the base annual cash compensation for these individuals totals $568,000. Incentive cash compensation for 2001 is generally limited to 5% of earnings before interest, depreciation and taxes (EBITDA), provided that EBITDA is at least $2,400,000.

As of the most recent balance sheet date presented, warrants to purchase 450,000 common shares at $3 per share have been issued and have fully vested.

4.   Income taxes:

The Company's effective tax rate differs from the federal statutory rate due to a 100% valuation allowance provided for any tax benefits that may result from net operating losses incurred, because of uncertainty regarding realizability.

As of the most recent balance sheet date presented, the Company has available unused operating loss carryforwards expiring as follows:

Expiring in

2004                  $	291,370

2017                     41,878

2019                     37,624

2020                     38,893
                      ---------
                       $409,765
                      ---------

5.   Lease commitment:

The Company has an operating lease commitment for office facilities expiring in May 2001. Future minimum lease payments total $154,000 ($138,000 for the year ending April 30, 2001).

                                                                2